UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2007

CHINO COMMERCIAL BANCORP (Exact name of registrant as specified in its charter)

CA	000-52098	20-4797048
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

14345 Pipeline Avenue
Chino, California		91710
Address of Principal Executive Offices		Zip Code

(909) 393-8880 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 17, 2007 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1. Press release dated April 17, 2007

Chino Commercial Bank receives Award for Stock Appreciation

Newport Beach California….Chino Commercial Bancorp and its wholly owned subsidiary Chino Commercial Bank were recognized by the California Bankers Association and Carpenter and Company during their annual Strategic Issues Summit, in Newport Beach, for having achieved the highest stock appreciation of any bank in California, over a five year period, in the asset category of $50 to $100 million dollars. The award entitled “Market Cap Champion” was given to the Bank in recognition for having achieved an increase in stock price of 200% since the Bank’s opening. The Bank previously received the “Market Cap Champion” award for highest stock appreciation in the one year and three year periods in 2003 and 2004.

Dann H. Bowman, President and CEO stated “We are honored to receive this award, but more importantly, we are pleased with the positive results achieved for our shareholders and customers. The fundamentals of the Bank continue to be very strong, and we are encouraged with the Bank’s ongoing success.”

Chino Commercial Bank was opened September 1, 2000, after having completed its initial public offering of common stock at (a split adjusted) $6.66 per share. Chino Commercial Bancorp’s stock closed on Monday (4/16/07) at $21.75. The Company’s trades under the ticker symbol “CCBC”

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 15, 2007

By: /s/ Sandra F. Pender Sandra F. Pender Vice President and Chief Financial Officer